EXHIBIT 99.1

CONTANGO OIL & GAS COMPANY

NEWS RELEASE

Contango Begins Process to Explore Company Sale and Updates Operations

JUNE 17, 2008 – HOUSTON, TEXAS – Contango Oil & Gas Company (AMEX:MCF) announced today that its financial advisor, Merrill Lynch & Co., has begun meeting with parties potentially interested in acquiring the Company. Select interested parties will be offered the opportunity to learn more about the Company in a data room. The data room is anticipated to open in July 2008, with anticipated receipt of potential transaction proposals by September 2008.

The primary asset in the Company is its interest in its Dutch and Mary Rose reserves. The Company’s independent third party engineer recently estimated that the Dutch and Mary Rose fields have total proved reserves of 961 billion cubic feet equivalent (“Bcfe”) (364 Bcfe net to Contango).

If the Company obtains an acceptable proposal, the transaction would likely be structured as the sale of the Company by its shareholders, with the purchaser acquiring the stock of the Company and the simultaneous spin-off of the remaining Gulf of Mexico leases held by the Company to our shareholders in a new company, Contango Energy Company.

The Company also announced that it has successfully completed and production tested its Mary Rose #4 well at a rate of approximately 21.8 million cubic feet equivalent per day (“Mmcfe/d”). We expect this well to begin producing to our platform at Eugene Island 11 by the end of July 2008. We have completed our Mary Rose #2 well and expect to begin producing to our platform at Eugene Island 11 by the end June 2008. Additionally, we have spudded Eloise #1, a deeper wildcat exploration well on our Mary Rose State of Louisiana Lease No. 19266. After elections for certain carried interests, the Company has an approximate 54.17% working interest in this well, and is responsible for approximately $12.5 million of the estimated dry hole costs. The Company’s net revenue interest after certain back-in interests is approximately 25.8%.

The Company’s Mary Rose #1 and #3 wells are currently producing at a combined 8/8ths rate of approximately 113 million cubic feet equivalent per day (“Mmcfe/d”) (44.5 Mmcfe/d net to Contango), and our three Dutch wells are producing at a downstream constrained rate of approximately 80 Mmcfe/d (30.5 Mmcfe/d net to Contango), for a total of 193 Mmcfe/d (approximately 75 Mmcfe/d net to Contango). We are anticipating an initial combined 8/8ths flow rate for Dutch and Mary Rose of 300 Mmcfe/d (approximately 117 Mmcfe/d net to Contango) after hook-up of the Mary Rose #2 and Mary Rose #4 wells and the completion of downstream equipment modifications to allow increased production from our three Dutch wells. These modifications are expected to be completed in July 2008.

Contango is a Houston-based, independent natural gas and oil company. The Company’s core business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico. Additional information can be found on our web page at www.contango.com.

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Contango’s operations or financial results are included in Contango’s other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

Contango Oil & Gas Company 3700 Buffalo Speedway, Suite 960 Houston, Texas 77098 www.contango.com	For information, contact: Kenneth R. Peak (713) 960-1901